Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CopyTele, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-105012, 333-120333, 333-132544, 333-146261, 333-156836, 333-168223 and 333-175392) on Form S-8 of CopyTele, Inc. of our report dated January 30, 2012, with respect to the consolidated balance sheets of CopyTele, Inc. and subsidiaries as of October 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years then ended, which report appears in the October 31, 2011 annual report on Form 10-K of CopyTele, Inc.

KPMG LLP

Melville, New York

January 30, 2012